EXHIBIT 4.1

FORM OF STOCK OPTION AGREEMENT

PURSUANT TO

CHINA VTV LIMITED

2019 STOCK OPTION PLAN

This STOCK OPTION AGREEMENT (the “Option Agreement”), dated as of the 30th day of September, 2019 (the “Grant Date”), is between China VTV Limited, a Nevada corporation (the “Company”), and Bing Liu (the “Optionee”), a key employee of the Company or of a Subsidiary of the Company (a “Related Corporation”), pursuant to the China VTV Limited 2019 Stock Option Plan (the “Plan”).

WHEREAS, the Company desires to give the Optionee the opportunity to purchase shares of common stock of the Company, par value $0.001 (“Common Shares”) in accordance with the provisions of the Plan, a copy of which is attached hereto;

WHEREAS, the Optionee is a member of the board of directors of the Company and the Chief Technology Officer of the Company;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Grant of Option . The Company hereby grants to the Optionee the right and option (the “Option”) to purchase all or any part of an aggregate of five hundred thousand (500,000) shares of the Company’s common stock (“Common Shares”). The Option is in all respects limited and conditioned as hereinafter provided, and is subject in all respects to the terms and conditions of the Plan now in effect and as it may be amended from time to time (but only to the extent that such amendments apply to outstanding options). Such terms and conditions are incorporated herein by reference, made a part hereof, and shall control in the event of any conflict with any other terms of this Option Agreement. The Option granted hereunder is intended to be an incentive stock option (“ISO”) meeting the requirements of the Plan and section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and not a nonqualified stock option (“NQSO”).

2. Exercise Price . The exercise price of the Common Shares covered by this Option shall be $12.00 per share. It is the determination of the committee administering the Plan (the “Committee”) that on the Grant Date the exercise price was not less than the greater of (i) 100% (110% for an Optionee who owns more than 10% of the total combined voting power of all shares of stock of the Company or of a Related Corporation – a “More-Than-10% Owner”) of the “Fair Market Price” (as defined in the Plan) of a Common Share, or (ii) the par value of a Common Share.

3. Term . Subject to the vesting schedule set forth in Section 4, the Option becomes exercisable on September 29, 2020, which is twelve (12) months following the Grant Date. Unless earlier terminated pursuant to any provision of the Plan or of this Option Agreement, this Option shall expire on September 29, 2026 (the “Expiration Date”), which date is not more than 7 years (five years in the case of a More-Than-10% Owner) from the Grant Date. This Option shall not be exercisable on or before September 29, 2020 nor on or after the Expiration Date.

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4. Exercise of Option and Vesting. The Option shall vest according to the following schedule (the “Vesting Schedule”), provided that Optionee remains continuously employed as a key employee of the Company or a Related Corporation from the date hereof through the applicable vesting dates:

Vesting Date	Number of Common Shares which the Optionee may purchase by exercising its Option (non-accumulative)
December 31, 2019	125,000
March 31, 2020	125,000
June 30, 2020	125,000
September 30, 2020	125,000

The Committee may accelerate any vesting date of the Option, in its discretion, if it deems such acceleration to be desirable. Once the Option becomes exercisable, it will remain exercisable until it is exercised or until it terminates.

5. Method of Exercising Option . Subject to the terms and conditions of this Option Agreement and the Plan, the Option may be exercised by written notice to the Company at its principal office by mail, email or fax. The form of such notice is attached hereto and shall state the election to exercise the Option and the number of whole shares with respect to which it is being exercised; shall be signed by the person or persons so exercising the Option; and shall be accompanied by payment of the full exercise price of such shares. Only full shares will be issued.

The exercise price shall be paid to the Company:

(a) in cash, or by certified check, bank draft, or postal or express money order;

(b) through the delivery of Common Shares previously acquired by the Optionee;

(c) by delivering a properly executed notice of exercise of the Option to the Company and a broker, with irrevocable instructions to the broker promptly to deliver to the Company the amount necessary to pay the exercise price of the Option;

(d) in Common Shares newly acquired by the Optionee upon exercise of the Option; or

(e) in any combination of (a), (b), (c) or (d) above.

In the event the exercise price is paid, in whole or in part, with Common Shares, the portion of the exercise price so paid shall be equal to the Fair Market Value of the Common Shares surrendered on the date of exercise.

Upon receipt of notice of exercise and payment, the Company shall deliver the Common Shares in book entry or via stock certificates with respect to which the Option is so exercised. The Optionee shall obtain the rights of a shareholder upon receipt of a certificate(s) representing such Common Shares.

Such certificate(s) shall be registered in the name of the person so exercising the Option (or, if the Option is exercised by the Optionee and if the Optionee so requests in the notice exercising the Option, shall be registered in the name of the Optionee and the Optionee’s spouse, jointly, with right of survivorship), and shall be delivered as provided above to, or upon the written order of, the person exercising the Option. In the event the Option is exercised by any person after the death or disability (as determined in accordance with Section 22(e)(3) of the Code) of the Optionee, the notice shall be accompanied by appropriate proof of the right of such person to exercise the Option. All Common Shares that are purchased upon exercise of the Option as provided herein shall be fully paid and non-assessable.

Upon exercise of the Option, Optionee shall be responsible for all employment and income taxes then or thereafter due (whether Federal, State or local), and if the Optionee does not remit to the Company sufficient cash (or, with the consent of the Committee, Common Shares) to satisfy all applicable withholding requirements, the Company shall be entitled to satisfy any withholding requirements for any such tax by disposing of Common Shares at exercise, withholding cash from Optionee’s salary or other compensation or such other means as the Committee considers appropriate to the fullest extent permitted by applicable law. Nothing in the preceding sentence shall impair or limit the Company’s rights with respect to satisfying withholding obligations under Section 10 of the Plan.

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6. Non-Transferability of Option . This Option is not assignable or transferable, in whole or in part, by the Optionee other than by will or by the laws of descent and distribution. During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee or, in the event of his or her disability, by his or her guardian or legal representative.

7. Termination of Employment . If the Optionee’s employment with the Company and all Related Corporations is terminated for any reason (other than for cause, death or disability) prior to the Expiration Date, then this Option may be exercised by Optionee, to the extent vested on the date of such termination of employment, at any time prior to the earlier of (i) the Expiration Date, or (ii) ninety (90) days after such termination of employment. Any part of the Option that was not exercisable immediately before the termination of Optionee’s employment shall terminate at that time. If the Optionee’s employment with the Company and all Related Corporations is terminated for “cause”, then this Option shall expire immediately upon such termination. “Cause” shall mean:

(i) conviction of a felony or a crime involving fraud or moral turpitude; or

(ii) theft, material act of dishonesty or fraud, intentional falsification of any employment or Company records, or commission of any criminal act which impairs participant’s ability to perform appropriate employment duties for the Corporation; or

(iii) intentional or reckless conduct or gross negligence materially harmful to the Company or the successor to the Corporation after a Change in Control , including violation of a non-competition or confidentiality agreement; or

(iv) willful failure to follow lawful instructions of the person or body to which participant reports; or

(v) gross negligence or willful misconduct in the performance of participant’s assigned duties. Cause shall not include mere unsatisfactory performance in the achievement of participant’s job objectives.

8. Disability . If the Optionee becomes disabled (as determined in accordance with section 22(e)(3) of the Code) during his or her employment and, prior to the Expiration Date, the Optionee’s employment is terminated as a consequence of such disability, then this Option may be exercised by the Optionee or by the Optionee’s legal representative, to the extent of the number of Common Shares with respect to which the Optionee could have exercised on the date of such termination of employment, at any time prior to the earlier of (i) the Expiration Date or (ii) one year after such termination of employment. Any part of the Option that was not exercisable immediately before the Optionee’s termination of employment shall terminate at that time.

9. Death . If the Optionee dies during his or her employment and prior to the Expiration Date, or if the Optionee dies following his or her termination of employment not for cause but prior to the earliest of (i) the Expiration Date, or (ii) the expiration of the period determined under Paragraph 7, then this Option may be exercised by the Optionee’s estate, personal representative or beneficiary who acquired the right to exercise this Option by bequest or inheritance or by reason of the Optionee’s death, to the extent of the number of Common Shares with respect to which the Optionee could have exercised it on the date of his or her death, at any time prior to the earlier of (i) the Expiration Date or (ii) one year after the date of the Optionee’s death. Any part of the Option that was not exercisable immediately before the Optionee’s death shall terminate at that time.

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10. Disqualifying Disposition of Option Shares . The Optionee agrees to give written notice to the Company, at its principal office, if a “disposition” of the Common Shares acquired through exercise of the Option granted hereunder occurs at any time within two years after the Grant Date or within one year after the transfer to the Optionee of such shares. Optionee acknowledges that if such disposition occurs, the Optionee generally will recognize ordinary income as of the date the Option was exercised in an amount equal to the lesser of (i) the Fair Market Value of the Common Shares on the date of exercise minus the exercise price, or (ii) the amount realized on disposition of such shares minus the exercise price. If requested by the Company at the time of and in the case of any such disposition, Optionee shall pay to the Company an amount sufficient to satisfy the Company’s federal, state and local withholding tax obligations with respect to such disposition. The provisions of this Section 10 shall apply, whether or not the Optionee is in the employ of the Company at the time of the relevant disposition. For purposes of this Paragraph, the term “disposition” shall have the meaning assigned to such term by section 424(c) of the Code.

11. Securities Matters . (a) If, at any time, counsel to the Company shall determine that the listing, registration or qualification of the Common Shares subject to the Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, or that the disclosure of non-public information or the satisfaction of any other condition is necessary as a condition of, or in connection with, the issuance or purchase of Common Shares hereunder, such Option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval, or satisfaction of such condition shall have been effected or obtained on conditions acceptable to the Board of Directors. The Company shall be under no obligation to apply for or to obtain such listing, registration or qualification, or to satisfy such condition. The Committee shall inform the Optionee in writing of any decision to defer or prohibit the exercise of an Option. During the period that the effectiveness of the exercise of an Option has been deferred or prohibited, the Optionee may, by written notice, withdraw the Optionee’s decision to exercise and obtain a refund of any amount paid with respect thereto.

(b) The Company may require: (i) the Optionee (or any other person exercising the Option in the case of the Optionee’s death or Disability) as a condition of exercising the Option, to give written assurances, in substance and form satisfactory to the Company, to the effect that such person is acquiring the Common Shares subject to the Option for his or her own account for investment and not with any present intention of selling or otherwise distributing the same, and to make such other representations or covenants; and (ii) that any certificates for Common Shares delivered in connection with the exercise of the Option bear such legends, in each case as the Company deems necessary or appropriate, in order to comply with federal and applicable state securities laws, to comply with covenants or representations made by the Company in connection with any public offering of its Common Shares or otherwise. The Optionee specifically understands and agrees that the Common Shares, if and when issued upon exercise of the Option, may be “restricted securities,” as that term is defined in Rule 144 under the Securities Act of 1933 and, accordingly, the Optionee may be required to hold the shares indefinitely unless they are registered under such Securities Act of 1933, as amended, or an exemption from such registration is available.

(c) The Optionee shall have no rights as a shareholder with respect to any Common Shares covered by the Option (including, without limitation, any rights to receive dividends or non-cash distributions with respect to such shares) until the date of issue of Common Shares. Subject to Section 9 of the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such Common Shares are issued.

12. Governing Law . This Option Agreement shall be governed by the applicable Code provisions to the maximum extent possible. Otherwise, the laws of the State of Nevada (without reference to the principles of conflict of laws) shall govern the operation of, and the rights of the Optionee under, the Plan and Options granted thereunder.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Stock Option Agreement as of the date first above written.

CHINA VTV LIMITED

By:
Name:	Tijin Song
Title:	CEO and Chairman of the Board

Optionee
By:
Name:	Bing Liu
Address:
Telephone:
Email:
Tax ID:

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Notice of Exercise of Stock Option

CHINA VTV LIMITED

2019 STOCK OPTION PLAN

I hereby exercise the incentive stock option granted to me pursuant to the Stock Option Agreement dated as of ____________ __, 20__, by CHINA VTV LIMITED (the “Company”), with respect to the following number of shares of the Company’s common stock (“Shares”), par value $0.001 per share, covered by said option:

Number of Shares to be purchased:	_______

Purchase price per share:	$_______

Total purchase price:	$_______

__	A.	Enclosed is cash or my certified check, bank draft, or postal or express money order in the amount of $________ in full/partial [circle one] payment for such Shares;

and/or

__	B.	Enclosed is/are _______ Share(s) with a total fair market value of $_______ on the date hereof in full/partial [circle one] payment for such Shares;

and/or

__	C.

I have provided notice to __________ [insert name of broker] , a broker, who will render full/partial [circle one] payment for such Shares. [Optionee should attach to the notice of exercise provided to such broker a copy of this Notice of Exercise and irrevocable instructions to pay to the Company the full/partial (as elected above) exercise price.]

and/or

__	D.

I elect to satisfy the payment for Shares purchased hereunder by having the Company withhold newly acquired Shares pursuant to the exercise of the Option. I understand that this will result in a “disqualifying disposition,” as described in Section 10 of my Incentive Stock Option Agreement.

Please have the certificate or certificates representing the purchased Shares registered in the following name or names * : _________   _______; and sent to ______.

DATED: ____________ __, 20__
Optionee’s Signature

*	Certificates may be registered in the name of the Optionee alone or in the joint names (with right of survivorship) of the Optionee and his or her spouse.

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